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                                                                     EXHIBIT (F)

                SunAmerica Disinterested Trustees' and Directors'
                                 Retirement Plan

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     Section 1. Adoption and Purpose. The registered investment companies designated on Schedule A, as the case may be (each an "Adopting Fund"), have adopted the SunAmerica Disinterested Trustees' and Directors' Retirement Plan (the "Plan"). The purpose of this Plan is to provide, in accordance with the following terms, deferred compensation in the nature of pension benefits for (i) Trustees of the Adopting Fund, if it is organized as a Massachusetts business trust, and (ii) Directors of the Adopting Fund, if it is organized as a corporation, who in either such case are not "interested persons" (as that term is defined in the Investment Company Act of 1940, as amended). Such disinterested Trustees or disinterested Directors are referred to herein collectively as "Trustees."

     Section 2. Effective Date. This Plan became be effective as of January 1, 1993, and has been amended and restated effective January 1, 2005 to comply with section 409A of the Internal Revenue Code of 1986, as amended and for other purposes.

     Section 3. Participation. Each Trustee shall become a participant in this Plan ("Participant") upon the earlier of (a) completion of ten consecutive years of service as a Trustee of any Adopting Fund or (b) attainment of age 60 while a Trustee and completion of five consecutive years of service as a Trustee of any Adopting Fund. Years of service shall include service prior to the adoption of this Plan, and service as a Trustee of any predecessor fund of an Adopting Fund.

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     Section 4. Eligibility for Benefits. Any Participant shall be eligible for the benefits described in Section 5 of the Plan upon (i) his death or disability (within the meaning of Subsection 5(d) of the Plan) while a Trustee or (ii) the termination of his tenure as a Trustee, other than by removal for cause, after becoming a Participant, as provided in Section 3 of the Plan. No benefits shall be payable to any Trustee whose service as a Trustee terminates otherwise than as provided in this Section 4. Failure to satisfy the requirements of this
Section 4 shall result in forfeiture of any benefits to which a Trustee might otherwise have been entitled under this Plan.

     Section 5. Benefits.

               (a) Amount. As of each of the first ten birthdays after he becomes a Participant and on which he is both a Trustee and a Participant, each Participant shall be credited with an amount equal to 50% of his regular fees, including retainers and meetings fees other than separate committee meeting fees, for his services as a Trustee of the Adopting Fund for the calendar year in which such birthday occurs (but in no event shall such amount be less than 50% of the regular fees, excluding separate committee meeting fees, in effect for 1993). As of each of such first ten birthdays, on which he is both a Trustee and a Participant, each Participant shall also be credited with an amount of earnings or losses determined under Subsection 5(b) on any amount credited under this Subsection 5(a) as of any previous birthday. Subject to the eligibility requirements of Section 4, any amounts previously credited under this
     Section 5 that have not been distributed as of any subsequent birthday of the Participant (or any subsequent corresponding date on which the Participant's birthday would have occurred if he were

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     alive) shall be credited as of such subsequent birthday or corresponding date with 8.5% of such undistributed amounts.

               (b) Earnings.

               (i) For purposes of measuring the earnings or losses credited to amounts previously credited under Subsection 5(a), each Participant who has not yet become entitled to payment of benefits under Subsection 5(c) of the Plan may select, from among the Adopting Funds, the investment media (consisting of one or more investment series or portfolios ("Series") from among such Adopting Funds in which all or part of amounts previously credited under Subsection 5(a) shall be deemed to be invested.

               (ii) The Participant shall make an investment designation in the form and manner prescribed by the Committee (as defined in Section 7 hereof) or its designee, which shall remain effective until another valid designation has been made by the Participant as herein provided. The Participant may amend his investment designation at such times and in such manner as prescribed by the Committee or its designee. A timely change to the Participant's investment designation shall become effective as soon as administratively practicable in accordance with procedures established by the Committee or its designee.

               (iii) Except as provided below, amounts previously credited to the Participant under Subsection 5(a) shall be deemed to be invested in

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                    accordance with his investment designations, and such
                    accounts shall be credited with earnings (or losses) as if invested as directed by the Participant. If -

                    (A) the Participant does not furnish complete investment instructions, or

                    (B) the investment instructions from the Participant are unclear, then such amounts shall be credited with earnings at a rate of 8.5%, compounded annually. The amounts credited pursuant to this Plan are for bookkeeping purposes only and the Adopting Funds are under no obligation to invest such amounts.

               (c) Retirement Benefits. On or before the earlier of (i) the last day of the calendar year immediately preceding the calendar year in which payment of benefits commences under this Subsection 5(c) or (ii) the date six months preceding the date on which payment of benefits commences under this Subsection 5(c), each Participant may elect in writing, in a form and manner acceptable to the Committee, as defined herein in Section 7, the form for payment of benefits under the Plan. Any such election may be revoked and a new election made prior to the earlier of (i) the last day of the calendar year immediately preceding the calendar year in which payment of benefits commences under this Subsection 5(c) or (ii) the date six months preceding the date on which payment of benefits commences under this Subsection 5(c), but any election in effect as of the earlier of such dates shall be irrevocable. Notwithstanding any provision of this Subsection 5(c) to the contrary, any election after December 31, 2006 to change the form for payment of benefits from installments to a lump sum, or vice versa, (i) shall not be

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     effective for twelve months after the date the election is made, and (ii)
     unless benefits became payable by reason of the Participant's disability or death, no payment shall be made earlier than the fifth anniversary of the date benefits would otherwise be or begin to be paid. No Participant may make more than one election in any calendar year, and all elections shall be subject to approval by the Committee. A Participant may elect to receive such benefits in the form of either (i) a lump sum or (ii) monthly, quarterly, semi-annual or annual installments for a period of up to 15 years, as the Participant may elect, with payment of each installment on the monthly, quarterly, semi-annual or annual anniversary of the initial payment hereunder. The amount of each installment shall be a quotient, the numerator of which is the aggregate amount credited to the Participant under Subsections 5(a) and (b) as of the date for payment under this Subsection 5(c), reduced by the amount of all previous payments under the Plan, and the denominator of which is the number of installments remaining. Payment of benefits shall commence as soon as practicable following the Participant's satisfaction of the requirements of Section 4 by reason of the termination of his tenure as a Trustee, but in no event later than the last day of the calendar year in which the Participant's tenure as a Trustee terminates, or if later, the 15th day of the third calendar month following the month in which the Participant's tenure as a Trustee terminates. If no election is in effect or effective at such time, benefits shall be paid in a lump sum.

               (d) Disability Benefits. If a Participant satisfies the requirements of Section 4 by becoming disabled while a Trustee, all amounts credited to him under Subsections 5(a) and (b) shall be paid to him as soon as practicable in accordance with his election for the form for payment of retirement benefits, but in no event later than the

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     last day of the calendar year in which the Participant becomes disabled, or if later, the 15th day of the third calendar month following the month in which the Participant becomes disabled. If no election is in effect at such time, benefits shall be paid in a lump sum. A Participant shall be disabled if the Committee determines, in its sole discretion, that he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than twelve months.

               (e) Death Benefits. If a Participant dies after satisfying the requirements of Section 4 (or satisfies such requirements by reason of his death) but before receiving all amounts credited to him under Subsections 5(a) and (b), any such remaining amounts shall be paid to the beneficiary designated in writing by the Participant, which designation shall be in a form and manner acceptable to the Committee, with payment commencing as soon as practicable after the Participant's death, but in no event later than the last day of the calendar year in which the Participant dies, or if later, the 15th day of the third calendar month following the month of the Participant's death. Payment to the Participant's designated beneficiary shall be in a lump sum or installments for a period of years, in accordance with the Participant's election for the form for payment of retirement benefits. If no election is in effect at such time, benefits shall be paid in a lump sum. If the Participant fails to execute a valid beneficiary designation, any amounts otherwise payable to a designated beneficiary under this Subsection 5(e) shall be paid in a lump sum to the Participant's estate as soon as practicable after the Participant's death, but in no event later than the last day of the calendar year in which the Participant dies, or if later, the 15th day of the third calendar

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     month following the month of the Participant's death. Notwithstanding any provision of this Subsection 5(e) to the contrary, if the Committee is unable to locate the Participant's beneficiary within two years following the Participant's death, any amounts otherwise payable to the beneficiary under this Subsection 5(e) shall be paid in a lump sum to the Participant's estate at the end of such second year. Notwithstanding any provision of this Subsection 5(e) or any beneficiary designation by the Participant to the contrary, any Participant's surviving spouse whose interests in marital property are determined under the community property laws of any state shall receive 50% of amounts otherwise payable under this Subsection 5(e), and the remainder of such amounts shall be paid in accordance with this Subsection 5(e).

     Section 6. Participants' Rights Unfunded and Unsecured. This Plan shall not be deemed to create any trust, escrow or other funding arrangement. The right of any Participant to benefits under this Plan shall be an unsecured claim against the general assets of the Adopting Fund. If the Adopting Fund or any separate Series thereof is merged or otherwise engages in a reorganization transaction with any other SunAmerica Fund (whether or not it is an Adopting Fund), the obligations of the Adopting Fund under this Plan shall become obligations of the surviving fund and shall be aggregated with any similar pre-existing obligations of the other SunAmerica Fund(s) involved in the transaction under any similar retirement plan. If one or more, but fewer than all, Series of such Adopting Fund liquidate (or are acquired by one or more non-SunAmerica Funds), all amounts credited to a Participant with respect to such Series under Subsections 5(a) and (b) as of the liquidation date shall be reallocated among the remaining Series of such Adopting Fund. If an Adopting Fund liquidates in its entirety, all amounts credited to a Participant with respect to such Fund under Subsections 5(a) and (b) as of the

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liquidation date shall be reallocated among the remaining Adopting Funds. If all Adopting Funds are liquidated (or acquired by a non-SunAmerica fund), all amounts credited to a Participant under Subsections 5(a) and (b) as of the liquidation date shall be paid to him in a lump sum as soon as practicable, provided that, if the Participant has not yet reached age 60, such amounts shall be discounted to reflect payment prior to age 60, using the interest rates used by the Pension Benefit Guaranty Corporation as of the date of distribution to determine the present value of a lump sum distribution on termination of a tax-qualified pension plan.

     Section 7. Administration. This Plan shall be administered by a committee (the "Committee"), the members of which shall be appointed by the Board of Trustees or Board of Directors of the Adopting Fund. The Committee shall be responsible for the interpretation of the Plan and establishment of the rules and regulations governing Plan administration. Any decision or action made or taken by the Committee, arising out of or in connection with the construction, administration or interpretation of the Plan or of its rules and regulations, shall be conclusive and binding upon all Participants. In making any such decision or taking any such action, the Committee shall have full and complete discretion and authority to make eligibility determinations, construe provisions of the Plan and resolve factual issues. All expenses of administering the Plan shall be paid by the Adopting Fund and shall not affect the Participants' right to or amount of benefits.

     Section 8. Termination of Plan. The Board of Trustees of the Adopting Fund may terminate the Plan at any time. Upon termination of the Plan, benefits shall continue to be credited and paid in accordance with Section 5 hereof to, or in respect of, any deceased Participant or any Trustee or former Trustee who is a Participant as of the date of termination of

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the Plan. No other payments shall be made to any person under the Plan after the date of termination of the Plan.

     Section 9. Amendment of Plan. The Board of Trustees or Board of Directors of the Adopting Fund may, without the consent of any Participant, amend the Plan at any time and from time to time, provided, however, that no amendment shall divest any Participant of rights to which he would have been entitled under
Section 8 if the Plan had been terminated on the effective date of such amendment.

     Section 10. Rights Non-Assignable. The rights of a Participant to receive payments under Section 5 shall not be assignable, nor shall they be subject to garnishment, attachment, or any other legal process of creditors of a Participant. Nothing in the Plan shall create any benefit, right, cause of action, assignment, transfer or encumbrance in favor of any spouse, heirs or the estate of any Participant. Notwithstanding the provisions of this Section 10, each Participant agrees, as a condition of participation, to hold the Adopting Fund, its officers, Board of Trustees or Board of Directors, employees and agents harmless from any claim that may arise out of the Adopting Fund's compliance with an order of any state or Federal court, whether such order effects a judgment of such court or is issued to enforce a judgment or order of another court.

     Section 11. Withholding of Taxes. The Adopting Fund shall have the right to retain from distributions payable to a Participant amounts required by any government to be withheld and paid to such government with respect to such payments.

     Section 12. No Agreement to Retain Trustees. Nothing in this Plan shall be construed to provide any Trustee with an agreement or understanding, express or implied, that the Trustee

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shall be retained as a Trustee for any specified period of time or that the
Board of Trustees or Board of Directors of the Adopting Fund shall nominate the Trustee for reelection.

     Section 13. Acceptance. The acceptance of payments under this Plan by any Participant constitutes his acceptance of the terms of the Plan and his agreement to be bound thereby.

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                                   SCHEDULE A

SUNAMERICA EQUITY FUNDS

     -    SunAmerica Blue Chip Growth Fund

     -    SunAmerica Growth Opportunities Fund

     -    SunAmerica New Century Fund

     -    SunAmerica Growth and Income Fund

     -    SunAmerica Balanced Assets Fund

     -    SunAmerica International Equity Fund

     -    SunAmerica Value Fund

     -    SunAmerica Biotech/Health Fund

     -    Tax Managed Equity Fund

     -    SunAmerica International Small-Cap Fund

SUNAMERICA INCOME FUNDS

     -    SunAmerica Core Bond Fund

     -    SunAmerica U.S. Government Securities Fund

     -    SunAmerica GNMA Fund

     -    SunAmerica Strategic Bond Fund

     -    SunAmerica High Yield Bond Fund

     -    SunAmerica Tax Exempt Insured Fund

SUNAMERICA MONEY MARKET FUND, INC.

     -    SunAmerica Money Market Fund

     -    SunAmerica Municipal Money Market Fund

SUNAMERICA SENIOR FLOATING RATE FUND, INC.

     -

SUNAMERICA FOCUSED SERIES, INC.

     -    Focused Large-Cap Growth Portfolio

     -    Focused Growth Portfolio

     -    Focused Mid-Cap Growth Portfolio

     -    Focused Small-Cap Growth Portfolio

     -    Focused Large-Cap Value Portfolio

     -    Focused Value Portfolio

     -    Focused Mid-Cap Value Portfolio

     -    Focused Small-Cap Value Portfolio

     -    Focused Dividend Strategy Portfolio

     -    Focused Growth and Income Portfolio

     -    Focused International Equity Portfolio

     -    Focused Technology Portfolio

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SUNAMERICA FOCUSED ASSET ALLOCATION STRATEGIES

     -    Focused Equity Strategy Portfolio

     -    Focused Fixed Income and Equity Portfolio

     -    Focused Fixed Income Strategy Portfolio

     -    Focused Balanced Strategy Portfolio

     -    Focused Multi-Asset Strategy Portfolio

AIG SERIES TRUST

     -    2010 High Watermark Fund

     -    2015 High Watermark Fund

     -    2020 High Watermark Fund

     -    Long Horizon Fund

     -    Short Horizon Income Fund

ANCHOR SERIES TRUST

     -    Asset Allocation Portfolio

     -    Capital Appreciation Portfolio

     -    Government and Quality Bond Portfolio

     -    Growth and Income Portfolio

     -    Growth Portfolio

     -    Multi-Asset Portfolio

     -    Money Market Portfolio

     -    Natural Resources Portfolio

     -    Strategic Multi-Asset Portfolio